UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 24, 2010

FOUR RIVERS BIOENERGY INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-31091	980442163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRA Employer Identification No.)

14 South Molton Street, 3rd Floor London, United Kingdom	W1K 5QP
(Address of Principal Executive Offices)	(Postal Code)

Registrant’s telephone number, including area code: (44) 1642 674085

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On March 24, 2010, Four Rivers BioEnergy Inc.’s (the “Company”) United Kingdom (“UK”) subsidiary, Four Rivers BioFuels Limited (“BioFuels”), entered into an agreement (the “Agreement”) with BP Oil International Limited, a wholly owned subsidiary of BP plc (collectively “BP”), for the sale of a minimum of 60,000 metric tons per annum of EN 14214 specification biodiesel (“Biodiesel Product”) from its UK facility with an initial term of five years.  The contract envisages regular shipments of Biodiesel Product at prices which are linked to market with certain adjustments and pricing safeguards.

The contract term will commence when the UK facility reaches the minimum production amounts to fulfill the contract delivery requirements; however, the Company has a period of six months to reach the production levels required by the contract.  Thus, the term commencement may be delayed based on the Company production capabilities.  Once the full contract production rate is achieved by the Company, the five year term commences.  The contract requires that the Biodiesel Product be primarily derived from used cooking oil feedstocks.

The Company is attempting to obtain financing necessary to secure the working capital required to meet its production targets under the Agreement; however, there can be no assurance that the Company will be able to obtain the necessary financing on terms acceptable to it or at all. The Company is also identifying and negotiating for supplies of feedstock in order to meet its productions targets under the Agreement.  Although there is the risk that the Company cannot secure a regular supply of used cooking oil feedstock, it believes that there are adequate sources in the UK and elsewhere from which it will be able to obtain the required feedstock.

Item 9.01

Financial Statements and Exhibits

99.1

Press release dated March 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 29, 2010	FOUR RIVERS BIOENERGY INC.

	By:	/s/ Martin Thorp
Name: Martin Thorp
Title: Chief Financial Officer